Exhibit 99.1

Cross Country Healthcare to Participate in SunTrust Robinson Humphrey Business Services Unconference

BOCA RATON, Fla.--(BUSINESS WIRE)--October 27, 2011--Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to participate in the SunTrust Robinson Humphrey Business Services Unconference on Thursday, November 10, 2011, being held at Le Parker Meridien Hotel in New York City. This event consists of small group and one-on-one investors meetings – no formal presentations are being made.

About Cross Country Healthcare

Cross Country Healthcare, Inc. is a diversified leader in healthcare staffing services offering a comprehensive suite of staffing and outsourcing services to the healthcare market that include nurse and allied staffing, physician staffing, clinical trials services and other human capital management services. The Company believes it is one of the top two providers of travel nurse and allied staffing services; one of the top three providers of temporary physician staffing (locum tenens) services; a leading provider of clinical trials staffing services and retained physician search services; and a provider of educational seminars, specifically for the healthcare marketplace. On a company-wide basis, Cross Country Healthcare has approximately 4,500 contracts with hospitals and healthcare facilities, pharmaceutical and biotechnology customers, and other healthcare organizations to provide our healthcare staffing and outsourcing solutions. Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register at this website to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

CONTACT:
Cross Country Healthcare, Inc.
Howard A. Goldman, 877-686-9779
Director/Investor & Corporate Relations
hgoldman@crosscountry.com